Exhibit 4.5

FIRST SUPPLEMENT

TO BE DELIVERED IN CONNECTION WITH THE VISTRA ACQUISITION

FIRST SUPPLEMENT (this “Supplement”), dated as of April 9, 2018, between Vistra Energy Corp., a Delaware corporation (the “Successor”), and Wilmington Trust, National Association, a national banking association, acting as purchase contract agent (in such capacity, the “Purchase Contract Agent”) and as trustee (in such capacity, the “Trustee”) under the Purchase Contract Agreement (as defined below). Unless otherwise defined in this Supplement, capitalized terms used herein without definition shall have the meanings assigned to them in the Purchase Contract Agreement.

RECITALS OF THE COMPANY

Dynegy Inc. (“Dynegy”) has outstanding 4,600,000 Tangible Equity Units, each consisting of (i) a prepaid stock purchase contract (each, a “Purchase Contract”) pursuant to which the holder thereof shall have the right from time to time to receive a number of shares of common stock of Dynegy determined pursuant to the terms of the Purchase Contract and the Purchase Contract Agreement, dated as of June 21, 2016 (the “Purchase Contract Agreement”), among Dynegy and Wilmington Trust, National Association, as Purchase Contract Agent and as Trustee, pursuant to which the Units and the Purchase Contracts were issued and (ii) a 7.00% Senior Amortizing Note due 2019 (the “2019 Amortizing Notes”), $87,165,860 aggregate principal amount of which were issued under that certain Indenture, dated as of June 21, 2016, by and between Dynegy and the Trustee, as supplemented by the First Supplemental Indenture, dated as of June 21, 2016, by and between Dynegy and the Trustee;

WHEREAS, the Successor has filed with the Secretary of State of the State of Delaware a Certificate of Merger, dated as of April 9, 2018, which provides for the merger of Dynegy with and into the Successor (the “Merger”), with the Successor continuing its corporate existence under the laws of the State of Delaware as the surviving company of the Merger;

WHEREAS, as a result of the Merger, the Successor shall assume the obligations of Dynegy under the Units, including, for the avoidance of doubt, with respect to the Purchase Contracts and the 2019 Amortizing Notes;

WHEREAS, the Certificate of Merger provides that, at the effective time of the Merger (the “Effective Time”), each share of common stock of Dynegy (“Dynegy Common Stock”) that was issued and outstanding immediately prior to the Effective Time, excluding any cancelled shares, were converted into the right to receive 0.652 (the “Exchange Ratio”) shares of common stock of the Successor (“Successor Common Stock”) and, as a result of the Merger, all of the shares of Dynegy Common Stock converted into the right to receive shares of Successor Common Stock ceased to be outstanding and were cancelled;

WHEREAS, as a result of the Merger, the Successor shall assume the obligations of Dynegy under the Units, including, for the avoidance of doubt, with respect to the Purchase Contracts and the 2019 Amortizing Notes;

WHEREAS, Section 9.01 of the Purchase Contract Agreement provides, among other things, that Dynegy may consolidate or merge with or into another Person or sell, assign, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of Dynegy and its Subsidiaries taken as a whole to another Person; provided that, among other things, the successor entity (if not Dynegy) or the Person to which such sale, assignment, transfer, lease or other disposition has been made expressly assumes all the obligations of Dynegy under the Purchase Contracts and the Purchase Contract Agreement pursuant to agreements reasonably satisfactory to the Purchase Contract Agent;

WHEREAS, Section 5.01(e) of the Purchase Contract Agreement provides that in the event of a Merger Event as a result of which Dynegy Common Stock would, among other things, be converted into common stock then, at the effective time of such Merger Event, the right to settlement of each Unit or Separate Purchase Contract into shares of Dynegy Common Stock will be changed into a right of settlement of such Unit or Separate Purchase Contract based on the kind and amount of Reference Property that a holder of shares of Dynegy Common Stock would have owned or been entitled to receive upon such Merger Event;

WHEREAS, Section 8.01 of the Purchase Contract Agreement provides that Dynegy, the Purchase Contract Agent and the Trustee may enter into a supplement to the Purchase Contract Agreement without the consent of any Holders to, among other things, (i) evidence the succession by a successor corporation and to provide for the assumption by a successor of Dynegy’s obligations under the Purchase Contract Agreement and (ii) to provide for the settlement of the Purchase Contracts into the Reference Property pursuant to Section 5.01(e) of the Purchase Contract Agreement in the case of a Merger Event; and

WHEREAS, the Successor desires and has requested that the Purchase Contract Agent and the Trustee join in the execution of this Supplement for the purpose of evidencing such assumption by the Successor and such change in right of settlement of the Purchase Contracts into the Reference Property.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Purchase Contract Agent and the Successor mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

SUCCESSOR AS ISSUER OF COMMON STOCK UPON SETTLEMENT

Section 1.1. The parties hereby agree that, from and after the Effective Time, the Successor shall issue and deliver the number of shares of Successor Common Stock which is sufficient to settle the Purchase Contracts as provided in Article 2 of this Supplement and Article IV of the Purchase Contract Agreement, in the manner set forth herein and therein.

Section 1.2. The Successor shall succeed to, and be substituted for, and may exercise every right and power of, Dynegy under the Purchase Contract Agreement, the Units and the Purchase Contracts, with the same effect as if the Successor had been named as “the Company” therein.

Section 1.3. Subject to the other provisions of this Supplement, from and after the Effective Time, references to “the Common Stock” in the Purchase Contract Agreement shall relate to the Successor Common Stock in accordance with the provisions of the Purchase Contract Agreement, except to the extent that such reference is a reference to Dynegy Common Stock as of a time preceding the Effective Time.

ARTICLE 2

PURCHASE CONTRACT SETTLEMENT

Section 2.1. The Merger constitutes a Merger Event set forth in Section 5.01(e) of the Purchase Contract Agreement as a result of which from and after the Effective Time:

(i)	the adjusted Minimum Settlement Rate shall be 3.2731 shares of Successor Common Stock (calculated by multiplying the Minimum Settlement Rate that is in effect immediately prior to the Effective Time of 5.0201 shares of Dynegy Common Stock by the Exchange Ratio); and

(ii)	the adjusted Maximum Settlement Rate shall be 4.0421 shares of Successor Common Stock (calculated by multiplying the Maximum Settlement Rate that is in effect immediately prior to the Effective Time of 6.1996 shares of Dynegy Common Stock by the Exchange Ratio).

As a result of the foregoing adjustments, the Reference Price per share shall be adjusted to $24.7393 from $16.13 (calculated by dividing the Reference Price per share by the Exchange Ratio) and the Threshold Appreciation Prices to $30.5521 from $19.92 (calculated by dividing the Threshold Appreciation Price by the Exchange Ratio), as provided in the Purchase Contract Agreement.

In addition, the Fundamental Change Early Settlement Rates and Stock Prices set forth in the table included in Section 5.02(e) of the Purchase Contract Agreement shall also be adjusted as a result of the Merger as follows (calculated by (i) multiplying each Fundamental Change Early Settlement Rate by the Exchange Ratio and (ii) dividing each Stock Price by the Exchange Ratio):

	Stock Price
Effective Date	$6.1350	$12.2699	$18.4049	$21.4724	$24.7393	$27.6074	$30.5521	$38.3436	$46.0123	$53.6810	$61.3497	$76.6871
June 21, 2016	3.9449	3.7558	3.5931	3.5312	3.4778	3.4398	3.4079	3.3486	3.3135	3.2918	3.2781	3.2731
October 1, 2016	3.9617	3.7811	3.6131	3.5477	3.4908	3.4502	3.4160	3.3529	3.3159	3.2934	3.2793	3.2731
January 1, 2017	3.9760	3.8052	3.6327	3.5636	3.5033	3.4600	3.4236	3.3565	3.3176	3.2944	3.2800	3.2731
April 1, 2017	3.9891	3.8302	3.6535	3.5807	3.5163	3.4701	3.4311	3.3597	3.3189	3.2949	3.2804	3.2731
July 1, 2017	4.0009	3.8570	3.6768	3.5996	3.5306	3.4808	3.4389	3.3624	3.3195	3.2948	3.2803	3.2731
October 1, 2017	4.0114	3.8857	3.7030	3.6209	3.5464	3.4924	3.4468	3.3645	3.3193	3.2940	3.2798	3.2731
January 1, 2018	4.0200	3.9157	3.7326	3.6450	3.5640	3.5048	3.4548	3.3654	3.3178	3.2923	3.2786	3.2731
April 1, 2018	4.0265	3.9462	3.7661	3.6724	3.5836	3.5179	3.4624	3.3647	3.3149	3.2897	3.2770	3.2731
July 1, 2018	4.0312	3.9771	3.8062	3.7056	3.6067	3.5325	3.4697	3.3615	3.3098	3.2858	3.2748	3.2731
October 1, 2018	4.0345	4.0062	3.8555	3.7482	3.6356	3.5489	3.4757	3.3538	3.3015	3.2805	3.2731	3.2731
January 1, 2019	4.0372	4.0289	3.9182	3.8067	3.6749	3.5681	3.4778	3.3380	3.2895	3.2748	3.2731	3.2731
April 1, 2019	4.0397	4.0393	3.9953	3.8979	3.7387	3.5913	3.4664	3.3067	3.2758	3.2731	3.2731	3.2731
July 1, 2019	4.0421	4.0421	4.0421	4.0421	4.0421	3.6223	3.2731	3.2731	3.2731	3.2731	3.2731	3.2731

Section 2.2. In accordance with the last paragraph of Section 5.01(e) of the Purchase Contract Agreement, the Fixed Settlement Rates (together with corresponding adjustments to the Reference Price, the Threshold Appreciation Price, the Fundamental Change Early Settlement Rates and the Stock Prices) shall be adjusted for events subsequent to the Effective Time, in a manner that is as nearly equivalent as may be practicable, as determined by the Board of Directors in a commercially reasonable judgment, to the adjustments provided for in Section 5.01(e) of the Purchase Contract Agreement as if the Successor was the original “Company” under the Purchase Contract Agreement.

ARTICLE 3

MISCELLANEOUS

Section 3.1. Governing Law. This Supplement, the Purchase Contract Agreement, the Units and the Separate Purchase Contracts, and any claim, controversy or dispute arising under or related to this Supplement, the Purchase Contract Agreement, the Units or the Separate Purchase Contracts shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.2. Counterparts. This Supplement may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

Section 3.3. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.4. The Purchase Contract Agent and the Trustee. The Purchase Contract Agent and the Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplement or for or in respect of the recitals contained herein, all of which recitals are made solely by the Successor.

Section 3.5. Ratification of the Purchase Contract Agreement; Supplement Part of the Purchase Contract Agreement. Except as expressly amended hereby, the Purchase Contract Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplement shall form a part of the Purchase Contract Agreement for all purposes, and every Holder of Units heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.6. Units and Separate Purchase Contracts Deemed Conformed. As of the Effective Time, the provisions of each Unit or Separate Purchase Contract then outstanding shall be deemed to be conformed, without the necessity for any reissuance or exchange of such Unit or Separate Purchase Contract or any other action on the part of the Holders, the Successor, the Company, the Agent or the Trustee, so as to reflect this Supplement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and attested, all as of the date first above written.

VISTRA ENERGY CORP., as Successor

By:	/s/ Kristopher E. Moldovan
Name:	Kristopher E. Moldovan
Title:	Senior Vice President and Treasurer

[Signature Page to Supplement to Purchase Contract Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Purchase Contract Agent

By:	/s/ Shawn Goffinet
Name:	Shawn Goffinet
Title:	Assistant Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Shawn Goffinet
Name:	Shawn Goffinet
Title:	Assistant Vice President

[Signature Page to Supplement to Purchase Contract Agreement]